EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-140048 and 333-140049 on Form S-3 and Registration Statement No. 333-139661 on Form S-8 of Spectra Energy Corp of our report dated March 14, 2007 (February 5, 2008 as to Note 18), relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005, appearing in this Current Report on Form 8-K of Spectra Energy Corp dated February 6, 2008.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 6, 2008